EXHIBIT 2.3

                               AMENDMENT NO. 1 TO
                               PURCHASE AGREEMENT

                  This Amendment No. 1 to Purchase Agreement (this "AMENDMENT") is entered into as of November 8, 2002 by and between Qwest Dex, Inc., a Colorado corporation ("SELLER"), Qwest Services Corporation, a Colorado corporation ("QSC"), and Qwest Communications International Inc., a Delaware corporation ("QWEST" and, collectively with Seller and QSC, the "QWEST PARTIES"), on the one hand, and Dex Holdings LLC, a Delaware limited liability company ("BUYER"), on the other hand.

                                    RECITALS

                  A. On August 19, 2002, the Qwest Parties and the Buyer entered into a purchase agreement (the "DEXTER PURCHASE AGREEMENT") providing for the sale by Seller of all of the outstanding limited liability company membership interests of SGN LLC, a Delaware limited liability company, to Buyer, on the terms and conditions set forth therein; and

                  B. The Qwest Parties and Buyer desire to amend the Dexter Purchase Agreement as set forth herein.

                                    AGREEMENT

                  In consideration of the mutual promises contained in this Amendment and intending to be legally bound, the parties agree as follows:

                  1. AMENDMENTS TO THE DEXTER PURCHASE AGREEMENT. Effective as of the date hereof, the Dexter Purchase Agreement is amended as follows:

                  (a) Section 2.6(a) of the Dexter Purchase Agreement is amended to read in its entirety as follows:

                            "Prior to the Closing and pursuant to the Contribution Agreement attached hereto as Exhibit B (the "CONTRIBUTION AGREEMENT") and the Intellectual Property Contribution Agreement attached hereto as Exhibit C (the "IP CONTRIBUTION AGREEMENT"), Seller will contribute to Company or Dex Media, Inc. (the "CONTRIBUTION") all of its right, title and interest in and to certain assets relating to the Transferred Business, and shall cause Company to assume certain liabilities of the Transferred Business, all on the terms and conditions set forth in the Contribution Agreement and the IP Contribution Agreement."

                  (b) The first sentence of Section 2.7(a) of the Dexter Purchase Agreement is amended to read in its entirety as follows: "No later than 15 Business Days prior to the Closing Date, Seller shall deliver the Transferred Business Audited Financial Statements to Buyer pursuant to Section 5.6 hereof."

                  (c) Section 2.9(d) of the Dexter Purchase Agreement is amended to read in its entirety as follows:


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                           "If the Base Purchase Price or Adjusted Base Purchase
         Price plus or minus the Working Capital Adjustment is greater than the Closing Purchase Price, Buyer shall pay to Seller the difference. If the Base Purchase Price or Adjusted Base Purchase Price plus or minus the Working Capital Adjustment is less than the Closing Purchase Price, Seller shall pay to Buyer the difference. Payments made pursuant to this Section 2.9(d) shall be made by wire transfer in immediately available funds within five (5) Business Days after the Final Statement becomes binding on Buyer and Seller pursuant to Section 2.9(c) above."

                  (d) The last sentence of Section 3.14(b) of the Dexter Purchase Agreement is amended to read as follows: "The "TRANSFERABLE TRADEMARKS" shall mean the Trademarks to be transferred to Dex Media, Inc. pursuant to the IP Contribution Agreement."

                  (e) The last sentence of Section 3.14(c) of the Dexter Purchase Agreement is amended to read as follows: "The "TRANSFERABLE PATENTS" shall mean the applicable ownership interests in the Patents to be transferred to Dex Media, Inc. pursuant to the IP Contribution Agreement."

                  (f) The last sentence of Section 3.14(d) of the Dexter Purchase Agreement is amended to read as follows: "The "TRANSFERABLE COPYRIGHTS" shall mean the Copyrights to be transferred to Dex Media, Inc. pursuant to the IP Contribution Agreement."

                  (g) The last sentence of Section 3.14(g) of the Dexter Purchase Agreement is amended to read as follows: "The term "TRANSFERABLE DOMAIN NAMES" shall mean the Domain Names to be transferred to Dex Media, Inc. pursuant to the IP Contribution Agreement."

                  (h) Section 3.14(h) of the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Intellectual Property Sufficiency. To Seller's Knowledge, except as otherwise provided in Section 3.14 of Seller's Disclosure Schedule, the assignments, licenses and other rights granted by Qwest and its current Affiliates to Dex Media, Inc. and Company under this Agreement, the other Transaction Documents and the Commercial Agreements and other actions taken in accordance with
         Section 5.18 of Exhibit P to this Agreement accord to Dex Media, Inc. and Company the rights with respect to the intellectual property assets owned or licensed by Qwest and such Affiliates that are necessary for continued operation of the Transferred Business by Company after the Closing in substantially the same manner as such business has been operated by Seller during the six months prior to the Closing."

                  (i) The first sentence of Section 5.6(a) of the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Seller will deliver to Buyer, as soon as practicable following the completion of an audit of the Transferred Business but in no event later than 15 Business

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         Days prior to the Closing Date, (i) the audited balance sheets of the
         Transferred Business as at December 31, 2000 and December 31, 2001, and audited statements of income and cash flows of the Transferred Business for the twelve months ended December 31, 1999, December 31, 2000 and December 31, 2001, together with an opinion of Seller's independent accounting firm, KPMG, containing no exceptions or qualifications (collectively, such financial statements of the Transferred Business, together with the notes thereto, the "TRANSFERRED BUSINESS AUDITED FINANCIAL STATEMENTS") and (ii) an unaudited balance sheet of the Transferred Business as at June 30, 2002 and an unaudited statement of income for the six months ended June 30, 2002 (the "TRANSFERRED BUSINESS UNAUDITED FINANCIAL STATEMENTS" and, together with the Transferred Business Audited Financial Statements, the "TRANSFERRED BUSINESS FINANCIAL STATEMENTS")."

                  (j) Section 5.10(b) of the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Buyer shall, and shall cause its Affiliates to, use all commercially reasonable efforts to (1) maintain the effectiveness of the Debt Financing Commitment Letter, (2) enter into definitive documentation with respect to the Debt Financing on the terms contained in the Debt Financing Commitment Letter, (3) satisfy all funding conditions to the Debt Financing set forth in the definitive documentation with respect to the Debt Financing, (4) cause to be made available to Buyer, on or prior to December 15, 2002, the Debt Financing in an aggregate principal amount equal to the principal amount of the Debt Financing, and (5) perform its obligations under the Financing Commitments, including its obligations to agree to changes in the structure, terms and pricing contained in the Financing Commitments (it being understood that such obligations shall not include any obligation to cause any of its Affiliates to increase the amount of their Equity Financing)."

                  (k) Section 7.2(m) of the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Buyer shall have received from one or more counsels to the Qwest Parties, as specified in Section 7.2(m) of Seller's Disclosure Schedule, legal opinions with respect to the matters set forth in Section 7.2(m) of Seller's Disclosure Schedule, addressed to Buyer and dated as of the Closing Date; and"

                  (l) Section 7.2(n) of the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Both (i) sufficient Third Party Consents shall have been obtained and/or Company shall be able to replace such Contracts on commercially reasonable terms such that Company can conduct the Transferred Business in the same manner and substantially on the same terms and conditions as currently conducted by Seller and (ii) the Dexter IP Products Condition shall have been satisfied unless the failure to consummate the transactions that would satisfy such condition was a result of action or inaction by Buyer inconsistent with the goals or undertakings contemplated in Section 5.18 of Exhibit P."


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                  (m) Section 9.4(b) of the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Except with respect to Losses arising from or related to Seller's breach of Sections 3.1 (Organization and Related Matters), 3.2(a) (Authorization), 3.2(b) (No Conflicts, but only with respect to the last sentence and only as it relates to State PUC Laws),
         3.5 (Capitalization), 3.9 (Taxes), 3.13 (No Brokers or Finders), 3.15
         (LCI) and 3.24 (Contribution Agreement), the Qwest Parties will have no liability for Losses incurred by Buyer Indemnified Persons under
         Section 9.1(a), whether resulting from an action for indemnification or otherwise, to the extent the aggregate Losses incurred thereunder, including any Losses previously recovered, exceed $550,000,000."

                  (n) The second sentence of Section 9.7 of the Dexter Purchase Agreement is amended to read in its entirety as follows: "The foregoing shall not limit the right of either party to indemnification in accordance with the provisions of this Article IX with respect to all components of any claim, settlement, award or judgment against such party by any unaffiliated third party."

                  (o) The second sentence of Section 5.18(b) of Exhibit P to the Dexter Purchase Agreement shall be amended to read in its entirety as follows:
"Seller shall be responsible for one hundred percent (100%) of such costs in excess of forty million dollars ($40,000,000.00), and for the cost for satisfying the Dexter IP Products Condition."

                  (p) Section 5.19 of Exhibit P to the Dexter Purchase Agreement shall be amended to read in its entirety as follows:

                           "IT ASSETS SALE AND RIGHT TO USE. Prior to the Closing Date, Seller and Buyer will enter into an asset sale and right to use agreement with a reputable third party financing vendor (e.g. Sun Microsystems, Hewlett-Packard, GE Capital, etc.) (the "IT ASSETS FINANCER") pursuant to which Qwest will sell the centralized information technology assets owned and used by Seller in the operations of the Transferred Business (consisting primarily of servers) and the desktop computers used by the centralized operations personnel being transferred to Company as described in Section 5.22 (collectively, the "IT ASSETS") for the benefit of Seller and Company, with the proceeds from such sale to be shared by Seller and Company on a Pro Rata basis. IT Assets Financer will grant to each of Qwest and Buyer an undivided right to use of and access to all of the IT Assets for the term of the Separation Agreement, such sale and right to use agreement to be effective only upon consummation of the Closing. Each party will bear its own costs with respect to the agreement entered into pursuant to this Section 5.19. For avoidance of doubt: (i) Seller will not sell to the IT Assets Financer, and (subject to the terms of the IP Contribution Agreement) will retain ownership of and control over, the licensed software and third party intellectual property housed on the IT Assets; and (ii) Seller will retain, and Company will acquire pursuant to the Contribution Agreement, ownership of and control over their respective customer information and other proprietary data and information (each Party's "PROPRIETARY DATA") housed on the IT Assets relating to their respective portions of the Transferred Business."


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                  (q) The last sentence of Section 5.20 of Exhibit P to the
Dexter Purchase Agreement is amended to read in its entirety as follows: "Qwest will cause its applicable Affiliates, subject to regulatory requirements, to enter into such collocation agreement on commercially reasonable terms (including with respect to space, power and access requirements) for the term of the right to use agreement for the IT Assets or such longer period as the parties may agree."

                  (r) The first sentence of Section 5.21 of Exhibit P to the Dexter Purchase Agreement is amended to read in its entirety as follows: "The parties acknowledge that Seller and/or Buyer may desire to undertake a migration of the systems, software and platforms utilized in operating the Transferred Business to a new platform licensed and supported by Amdocs, Inc. (the "AMDOCS PROJECT")."

                  (s) Section 5.22(a) of Exhibit P to the Dexter Purchase Agreement is amended to read in its entirety as follows: "The parties have agreed, on the terms and conditions set forth in the Joint Management Agreement, that Seller and Company will each employ the members of the Management Team (as such term is defined in the Joint Management Agreement) following the Closing Date."

                  (t) Section 5.26(a) of Exhibit P to the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Buyer acknowledges that the Billing and Collection Agreement contemplates the purchase by Qwest Corporation of Company's accounts receivable in a manner which differs from Qwest Corporation's current and historical practices with respect to the purchase of Seller's accounts receivable. Accordingly, Buyer shall bear all reasonable costs and expenses to be incurred by Qwest Corporation in order to establish, enhance, expand, improve or otherwise alter the systems necessary to provide such services on the terms and conditions set forth in the Billing and Collection Agreement. The parties currently estimate these costs and expenses to be approximately $2.1 million. Seller shall endeavor to keep Buyer apprised of any material deviations from such estimate. At least two Business Days prior to the Closing Date, Seller shall use commercially reasonable efforts to cause Qwest Corporation to provide written notice to Buyer of the actual amount of costs and expenses so incurred (to the extent that such amounts are available) and a good faith estimate of other amounts incurred and to be incurred between such date and completion of such work to the systems (the sum of such actual and estimates amount being the "ESTIMATED PAR SYSTEMS AMOUNT"). Buyer shall pay such Estimated Systems Amount, subject only to an opportunity to discuss and consult with Qwest Corporation about such amount, to Qwest Corporation by the close of business on Tuesday, November 12. On or before January 17, 2003, Qwest Corporation will provide written notice to Buyer documenting the costs and expenses incurred pursuant to this Section 5.26(a) (the "ACTUAL PAR SYSTEMS AMOUNT"). If the Estimated PAR Systems Amount paid by Buyer to Qwest Corporation at Closing is greater than the


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         Actual PAR Systems Amount, Qwest Corporation shall pay such excess amount to Buyer or its designee within five Business Days, by wire transfer of immediately available funds to an account designated in writing by Buyer. If the Estimated PAR Systems Amount paid by Buyer to Qwest Corporation at Closing is less than the Actual PAR Systems Amount, Buyer shall pay such shortfall amount to Qwest Corporation within five Business Days, by wire transfer of immediately available funds to an account designated in writing by Qwest Corporation. In the event of the termination of this Agreement prior to Closing, Qwest Corporation will provide written notice to Buyer documenting the costs and expenses incurred pursuant to this Section 5.26 and Buyer shall pay such amount to Qwest Corporation within five Business Days, by wire transfer of immediately available funds to an account designated in writing by Qwest Corporation."

                  (u) Section 5.26(b) of Exhibit P to the Dexter Purchase Agreement is amended to read in its entirety as follows:

                           "Each of the Qwest Parties agrees to use their respective commercially reasonable efforts to: (i) promptly following the date hereof, establish, in consultation with Buyer and its representatives, a detailed systems implementation plan based on the outline plan attached as Annex 1 (as such outline plan may be changed, updated and supplemented, the "B&C SYSTEMS TRANSITION PLAN") that provides for the accelerated transition of Company's billing and collection services which are performed by Qwest Corporation under the Billing and Collection Agreement to be migrated to Company, which plan shall (x) set forth, in reasonable detail, the reasonable system milestones to be completed by Qwest Corporation and Company in respect of such transitioning, (y) establish the budget for the implementation of such plan and (z) provide for full completion of such transitioning by no later than December 12, 2002; (ii) in accordance with the B&C Systems Transition Plan, cause Qwest Corporation and (prior to Closing) Company to carry out and perform the various systems implementation actions contemplated by such plan; and (iii) following implementation of the systems modifications contemplated by the B&C Systems Transition Plan, cause Qwest Corporation and (prior to Closing) Company to properly maintain such modified systems so as to permit the accelerated transitioning of Company's billing and collection services at any time upon Company's directions in accordance with the Billing and Collections Agreement. Each of the Qwest Parties shall, and Seller shall cause Qwest Corporation and/or (prior to Closing) Company to, permit Buyer and its representatives (including financing sources and consultants) to have reasonable access to the appropriate systems personnel of, and such systems documentation and other material of, Qwest Corporation and/or (prior to Closing) Company to enable Buyer and its representatives (including financing sources and consultants) to review and establish, to their reasonable satisfaction, the adequacy and proper maintenance of the B&C Systems Transition Plan. For clarification purposes, following Closing, the Qwest Parties will no longer be responsible for Company's actions, and Buyer will cause Company to cooperate and perform in accordance with the B&C Systems Transition Plan. Buyer agrees that it shall be obligated to pay all of Qwest Corporation's and Company's reasonable costs and expenses incurred in connection with the implementation and maintenance of the B&C Systems Transition Plan (provided that it is agreed and understood by the Parties that


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         such amount is estimated to equal no more than $6.5 million). At least two Business Days prior to the Closing Date, Seller shall use commercially reasonable efforts to cause Qwest Corporation and Company to provide written notice to Buyer of the actual amount of costs and expenses so incurred (to the extent that such amounts are available) and a good faith estimate of other amounts incurred and to be incurred between such date and completion of such work to the systems (the sum of such actual and estimates amount being the "ESTIMATED MIGRATION AMOUNT"). Buyer shall pay such Estimated Migration Amount, subject only to an opportunity to discuss and consult with Qwest Corporation about such amount, to Qwest Corporation by the close of business on Tuesday, November 12. On or before January 17, 2003, Qwest Corporation will provide written notice to Buyer documenting the costs and expenses incurred pursuant to this Section 5.26(b) (the "ACTUAL MIGRATION AMOUNT"). If the Estimated Migration Amount paid by Buyer to Qwest Corporation at Closing is greater than the Actual Migration Amount, Qwest Corporation shall pay such excess amount to Buyer or its designee within five Business Days, by wire transfer of immediately available funds to an account designated in writing by Buyer. If the Estimated Migration Amount paid by Buyer to Qwest Corporation at Closing is less than the Actual Migration Amount, Buyer shall pay such shortfall amount to Qwest Corporation within five Business Days, by wire transfer of immediately available funds to an account designated in writing by Qwest Corporation."

                  (v) Item 1 of Section 3.4(b) of Seller's Disclosure Schedule is amended to read in its entirety as follows:

                           "The consent of the lenders under the Amended and Restated Credit Agreement entered into by Qwest and certain of its Affiliates as of March 12, 2002 (the "LENDERS") will be required in connection with (i) the transactions contemplated by Section 8.2(b) of this Agreement, and (ii) the Interim Financings (as defined in Section
         5.2 of this Disclosure Schedule."

                  (w) The table captioned "UCC FILINGS" in Section 1.2PE of Seller's Disclosure Schedule is amended so that, in each entry under the column captioned "ASSETS ENCUMBERED," the word "Office" is inserted before the word "Equipment."

                  (x) Section 7.2(d) of Seller's Disclosure Schedule is amended to read in its entirety as follows: "The consent of the Lenders to the transactions contemplated by Section 8.2(b) of this Agreement."

                  2. EFFECT OF AMENDMENT. Except as specifically provided herein, this Amendment does not in any way affect or impair the terms, conditions and other provisions of the Dexter Purchase Agreement, and all terms, conditions and other provisions of the Dexter Purchase Agreement shall remain in full force and effect, except to the extent expressly amended hereby.

                  3. CAPITALIZED TERMS. Capitalized terms used but independently defined in this Amendment shall have the meanings ascribed to them in the Dexter Purchase Agreement.


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                  4. GOVERNING LAW. This Amendment and the legal relations
between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

                  5. HEADINGS. The descriptive headings of the Sections of this Amendment are for convenience only and do not constitute a part of this Amendment.

                  6. COUNTERPARTS. This Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

                                    * * * * *


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed by its duly authorized officers as of the day and year first above written.

                                      DEX HOLDINGS LLC

                                      By: /s/ James A. Attwood, Jr.
                                         ---------------------------------------
                                         Name:  James A. Attwood, Jr.
                                         Title: Managing Director

                                      "QWEST"

                                      QWEST COMMUNICATIONS
                                      INTERNATIONAL INC.

                                      By: /s/ Yash A. Rana
                                         ---------------------------------------
                                         Name:  Yash A. Rana
                                         Title: Vice President

                                      "QSC"

                                      QWEST SERVICES CORPORATION

                                      By: /s/ Yash A. Rana
                                         ---------------------------------------
                                         Name:  Yash A. Rana
                                         Title: Vice President

                                      "SELLER"

                                      QWEST DEX, INC.


                                      By: /s/ Yash A. Rana
                                         ---------------------------------------
                                         Name:  Yash A. Rana
                                         Title: Vice President



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